EXHIBIT 10.21

Dividend and Compensation Arrangements

On February 14, 2007, the Registrant’s Compensation Committee recommended and the Registrant’s Board of Directors by unanimous vote of non-employee independent directors resolved that the below-listed Named Executive Officers will be paid the amounts indicated in the table below pursuant to the Frozen Food Express Industries, Inc. 2005 Stock Incentive Plan.

Executive Name and Position	Cash Bonus	Restricted Stock Bonus	Restricted Stock Shares
Stoney M. Stubbs, Jr., President and Chief Executive Officer	$118,611	$59,306	6,146
S. Russell Stubbs, Senior Vice President and Chief Operations Officer	60,650	30,325	3,142
Thomas G. Yetter, Senior Vice President and Chief Financial Officer	60,043	30,021	3,111

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